Exhibit 16

[MOORE STEPHENS WURTH FRAZER AND TORBET, LLP LETTERHEAD]

March 6, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Skystar Bio-Pharmaceutical Company Commission File No. 000-28153

We have read the statements made by Skystar Bio-Pharmaceutical Company (the “Company”) concerning our firm in Item 4.01 of the Current Report on Form 8-K, which was provided to us and which we understand was filed with the Commission on March 6, 2007, as part of the Company's Current Report on Form 8-K with a date of the report of March 6, 2007. We agree with the statements concerning our firm in such Current Report on Form 8-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP